UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2019

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1175 Peachtree Street NE, 10th Floor

Atlanta, GA 30361

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (404) 446-2052

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STRM	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim President and Chief Executive Officer

On July 29, 2019, the Company announced that its Board of Directors (the “Board”) has appointed Wyche T. “Tee” Green, III as interim President and Chief Executive Officer of the Company, effective immediately.  Mr. Green succeeds David W. Sides, who resigned as President and Chief Executive Officer of the Company effective July 29, 2019, to take a position with another company.

Mr. Green, age 46, is currently Chairman of the Board of the Company and the Chairman and Chief Executive Officer of 121G, LLC, a Georgia-based investment company that he founded in 2013 (“121G”). In addition, Mr. Green is the former Chief Executive Officer and Executive Chairman, as well as Co-Founder, of Greenway Health, LLC, an electronic health record and practice management company. Mr. Green received a bachelor’s degree in business administration management from Auburn University.

In connection with Mr. Green’s appointment, the Company entered into a consulting agreement with 121G Consulting, LLC, an affiliate of 121G (“121G Consulting”), to provide an assessment of the Company’s innovation and growth teams and strategies and to develop a set of prioritized recommendations to be consolidated into a strategic plan for the Company’s leadership team. The term of the Agreement is three months through October 2019, and 121G Consulting is expected to receive approximately $100,000 for services rendered under the consulting agreement, as well as reasonable and documented travel and other expenses incurred by 121G Consulting in rendering its services.

There are no family relationships between Mr. Green and any director or executive officer of the Company and, other than the consulting agreement with 121G Consulting described above, there are no related party transactions required to be reported under Item 404(a) of Regulation S-K.

In connection with his appointment as interim President and Chief Executive Officer of the Company, Mr. Green entered into an employment agreement with the Company effective July 29, 2019 (the “Employment Agreement”), which was approved by the Compensation Committee and the Board of the Company.  The term of the Employment Agreement (the “Employment Period”) is month-to-month, commencing July 29, 2019, continuing on the first day of each successive month, unless Mr. Green or the Company provides written notice at least 15 calendar days prior to the end of the applicable month to the other of his or its intention not to renew the employment.  Under the Employment Agreement, Mr. Green is entitled to a monthly base salary of $35,000 for the first three months of the Employment Period and a monthly base salary of $45,000 for each month following the initial three-month period of the Employment Period. Mr. Green was also granted a restricted stock award of 50,000 shares and is entitled to receive a $20,000 cash bonus on the date on which his replacement executes his or her employment agreement to assume the role of President and Chief Executive Officer. In addition, Mr. Green is entitled to employee and executive benefits, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in the Employment Agreement.

If the Employment Agreement is terminated by the Company for any reason, Mr. Green will be entitled to receive: (i) the base salary earned but not yet paid for services rendered to the Company on or prior to the date on which the Employment Period ends; (ii) any business expenses incurred on or prior to the date on which the Employment Period ends that are eligible for reimbursement in accordance with the Company’s expense reimbursement policies as then in effect; and (iii) any vested benefits to which he is entitled under the Company’s employee benefit plans and any welfare benefits to which he is entitled in accordance with the terms of the Company’s welfare plans.

The foregoing description of the Employment Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Employment Agreement which is attached hereto as Exhibit 10.1 and incorporated by reference as if fully set forth herein.

A copy of the press release announcing Mr. Green’s appointment as interim President and Chief Executive Officer is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated July 28, 2019, between the Company and Wyche T. “Tee” Green, III.

99.1	Press release dated July 29, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Streamline Health Solutions, Inc.

Date: July 29, 2019	By:	/s/ Thomas J. Gibson
Thomas J. Gibson
Chief Financial Officer